Exhibit 19.1
Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.
MGM SECURITIES TRADING POLICY

Effective as of January 1, 2014 (as revised January 8, 2025)
TABLE OF CONTENTS

1.		PURPOSE	2
2.		INTRODUCTION	2
	2.1.	What is Insider Trading?	2
	2.2.	What are the Consequences of Engaging in Illegal Insider Trading or Otherwise Violating this Policy?	2
3.		ELEMENTS OF THE POLICY	3
	3.1.	Who is Subject to the Requirements of this Policy?	3
	3.2.	How Does This Policy Apply to Company Transactions	3
	3.3.	Who are “Blackout Insiders” and “Pre-Clearance Insiders”?	4
	3.4.	What Securities and Other Instruments are Covered by this Policy?	4
	3.5.	What are the General Prohibitions of the Policy?	4
	3.6.	What is “Material Information”?	5
	3.7.	What is “Nonpublic” Information?	6
4.		APPLICATION OF THE POLICY TO TRANSACTIONS IN CONVERTIBLE OR EXCHANGEABLE SECURITIES OR SHARES OBTAINED UPON CONVERSION OR EXCHANGE	7
5.		POST-TERMINATION TRANSACTIONS	7
6.		COMPLIANCE CONTACTS AND RESPONSIBILITY	7
7.		SHARE REPURCHASES	8
8.		CERTIFICATION	8
9.		SUMMARY	8

MGM RESORTS INTERNATIONAL SECURITIES TRADING POLICY

1.Purpose

This Securities Trading Policy (“Policy”) describes the proper conduct for trading in securities of MGM Resorts International (“MGM” or the “Company”), its subsidiaries and other controlled businesses (together with MGM, the “MGM Companies” and any individual entity, a “MGM Company”), including MGM China Holdings Ltd. (“MGM China”).

2.Introduction

As officers, directors and employees of a publicly traded company, we must conduct ourselves with the highest level of business ethics and integrity. To that end, we have adopted this Policy to promote compliance with the laws prohibiting “insider trading” under applicable United States federal securities statutes and case law and to help our directors, officers and employees avoid the severe consequences resulting from violations of these laws. The provisions of this Policy are intended to prevent even the appearance of improper conduct on the part of our directors, officers and employees.

2.1.What is Insider Trading?

Illegal insider trading refers generally to buying or selling a security of a company in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of “material” and “nonpublic” information about that company or based on information acquired during the course of employment at the Company (such material nonpublic information is referred to herein as “MNPI”). Insider trading can also refer to the unauthorized disclosure of MNPI to others who then trade on the basis of that information, which is conduct commonly known as “tipping.” In this Policy memorandum, when we use the term insider trading, we are also referring to “tipping.” The terms “material” and “nonpublic” are further discussed in Sections 3.5 and 3.6 below.

2.2.What are the Consequences of Engaging in Illegal Insider Trading or Otherwise Violating this Policy?

Individuals found to have engaged in insider trading may face up to 20 years in prison and severe fines, including criminal penalties of up to $5,000,000 and additional civil fines of up to three times the profit gained or loss avoided, in addition to disgorgement. Law enforcement authorities may also impose insider trading liability on companies, including criminal fines of up to $25,000,000. There is also the possibility of additional civil monetary penalties for “controlling persons” (which include directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading.

Any failure to comply with this Policy may also subject a director, officer or employee to Company-imposed sanctions, including termination for cause, whether or not the failure to comply constitutes or results in a violation of law.

3.Elements of the Policy

3.1.Who is Subject to the Requirements of this Policy?

This Policy applies to “Covered Persons” which include each director, officer and employee of the MGM Companies (other than directors, officers and employees of MGM China in their capacities as such), the “Related Persons” of each such person and, as applicable, the Company itself (see Section 3.2 below). Separate policies apply to the directors, officers and employees of MGM China, which policies will be separately provided to them. Covered Persons who are also directors, officers or employees of MGM China must comply with both this Policy and the applicable MGM China policy.

“Related Persons” are:

▪Family members who reside with Covered Persons or anyone else who lives in the household of a Covered Person and is subject to such person’s influence or control;

▪Any family members who do not live in the household of a Covered Person but whose transactions in “Company Securities” (as defined in Section 3.3 below) are directed by a Covered Person or are subject to such a person’s influence or control (such as parents or children who consult with such a person before they trade in Company Securities); and

▪Any trust, partnership, corporation or other entity over which a Covered Person has investment control.

Because insider trading transactions involving Company Securities by Related Persons can be imputed to you, and potentially to the Company, you are responsible for making sure that transactions in any security covered by this Policy, whether by you personally or by any Related Person, comply with this Policy. In this Policy, when we refer to “Covered Persons” or to “you,” we include the applicable Related Persons.

Which specific provisions of this Policy apply to you and your Related Persons will depend upon your position with the Company. All persons covered by this Policy must comply with the general prohibition on insider trading discussed in Section 3.4 below. Additional trading window limitations and preclearance and notification requirements which are set forth in supplements to this Policy (the “Policy Supplements”) apply only to “Blackout Insiders” (as defined herein) and “Pre-Clearance Insiders” (as defined herein) of the MGM Companies. All Blackout Insiders and Pre-Clearance Insiders will receive a copy of the applicable Policy Supplement.

3.2.How does this Policy apply to Company transactions?

The Company may engage in transactions involving Company Securities from time to time in accordance with applicable law and the authorization of the Board of Directors (the “Board”) or a committee thereof. It is also the policy of the Company that the Company will not engage in transactions involving Company Securities while aware of MNPI, other than in private transactions not prohibited by applicable law, including (but not limited to) those involving transactions with directors, officers or employees relating to tax withholding, or those transactions that are otherwise approved by the Office of the General Counsel.

3.3.Who are “Blackout Insiders” and “Pre-Clearance Insiders”?

Blackout Insiders are:
▪Anyone who is a director or officer of the Company who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder;

▪Any other employee who may be designated as such from time to time by the Office of the General Counsel because such person, in the normal course of his or her duties or with respect to a particular matter, has, or is likely to have, regular or special access to inside information that warrants such person only being permitted to trade during defined trading windows;

▪Any entity or person that designated or nominated, or caused to be designated or nominated, a director who is a Blackout Insider, whether such designation or nomination was undertaken or caused to be undertaken pursuant to a contractual agreement or contractual right or otherwise, provided that the director who is a Blackout Insider is also an officer or employee of, or performs responsibilities of a similar nature for, the nominating entity or person or an affiliate thereof; and

▪In each case, such Blackout Insiders’ Related Persons.
Pre-Clearance Insiders are a subset of Blackout Insiders consisting of directors and certain officers and key employees determined by the Company, and their Related Persons.

Blackout Insiders and Pre-Clearance Insiders will be subject to additional limitations on transferability of Company Securities, which are further described in the Policy Supplements.

3.4.What Securities and Other Instruments are Covered by this Policy?

This Policy covers “Company Securities” which are:

▪Any stock, bond (including convertible notes), debentures, options, warrants or other marketable equity or debt security issued by any MGM Company; and

▪Any security or other instrument issued by an unrelated third party and based on any equity or debt security (including exchange-traded options and credit default swaps) of any MGM Company.

3.5.What are the General Prohibitions of the Policy?

No Covered Person who is aware of MNPI relating to MGM Companies may, at any time, directly or through any other person or entity, including, but not limited to, any Related Person, friend or acquaintance:

▪Buy, sell, pledge or otherwise transfer Company Securities, or engage in any other action to take personal advantage of that information; or

▪Except as authorized in this Section 3.4, pass that information on to any other person or entity outside the MGM Companies, including, but not limited to, any Related Person, friend or acquaintance.

In addition, no Covered Person who, in the course of working for any MGM Company, learns of MNPI about any company with which any MGM Company does or is considering doing business, including a customer or supplier, may, at any time, trade in that company’s securities until the information becomes public or is no longer material. Similarly, no Covered Person may communicate such MNPI about that other company to any other person or entity outside the MGM Companies, including, but not limited to, any Related Person, friend or acquaintance. Moreover, if you, in the course of working for the Company, learn of information that is expected to affect a company’s stock price, then you may not trade in, take advantage of, or share such information about that other company until the information becomes public or is no longer material.

Finally, no Covered Person may engage in the following transactions involving Company Securities:

▪Entering into short sales of Company Securities; or
▪Buying or selling exchange-traded options (puts or calls) on Company Securities.
Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure or to satisfy margin requirements or “margin calls” in a securities account or to fund obligations secured by a pledge of Company Securities) are NOT excepted from this Policy. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.

3.6.What is “Material Information”?

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. In general, any information that could be expected to affect the price of Company Securities, whether positively or negatively, should be considered material.

Examples of information that ordinarily would be regarded as material are:

▪Projections of future earnings or losses, or other earnings guidance;
▪Quarterly or annual revenue, operating income or loss or earnings results;
▪Earnings that are inconsistent with the earnings guidance or the consensus expectations of the investment community;

▪A pending or proposed merger, acquisition, sale, tender offer, recapitalization or strategic alliance or other transaction involving any of the MGM Companies in any way;

▪A pending or proposed acquisition or disposition of a significant asset;

▪A pending or proposed restructuring, bankruptcy, or existence of severe liquidity problems;

▪Developing, renewing, and terminating large contracts;

▪Significant borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
▪A change in dividend policy, the declaration of a stock split, a pending or proposed offering of additional debt or equity securities (public or private);

▪The establishment of a program to periodically issue or repurchase securities of the Company;

▪A change in control or a change in senior management (at both the officer and director level) of the Company;

▪Development or removal of a significant product, property or line of business;
▪Commencement of or developments regarding government investigations, significant litigation or regulatory proceedings;
▪Developments regarding significant legislation or regulation affecting the Company’s business, including with respect to gaming licenses;
▪The occurrence of or developments relating to a cybersecurity incident affecting any MGM Company;
▪A change in or dispute with the Company’s auditors, a material weakness in internal controls over financial reporting or a determination to take a significant impairment charge or to restate previously issued financial statements; and/or

▪A transaction involving a significant amount of Company Securities by a director, officer or other person who is a greater than 5% stockholder.

Note the above list is not exhaustive. Regulators and/or other law enforcement authorities may deem other information not specifically highlighted above as “material.” Please be aware that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of “20-20 hindsight.” As a practical matter, before engaging in any transaction, you should carefully consider whether law enforcement authorities and others might, after the fact, view as “material” any information of which you may be aware that has not been publicly disclosed.

3.7.What is “Nonpublic” Information?

Information is considered “nonpublic” if it has not been disclosed broadly to the public markets (such as by press release or in a filing with the SEC). The circulation of rumors, even if accurate and reported in the media, does not constitute adequate public dissemination for purposes of the insider trading laws or this Policy.

You must wait a reasonable amount of time after the public disclosure of MNPI relating to the MGM Companies, or any other company whose securities are covered by this Policy, before trading in such securities, to ensure that the investing public has had time to absorb the information fully. Thus, as a general rule, information should be considered “nonpublic” until two (2) full trading days after the information is released and widely disseminated; this means the opening of business on the third trading day after the release and wide dissemination of such information. For example, if in an ordinary trading week the MNPI is disclosed publicly during, or following the close of, business on Monday, then Company Securities could be bought or sold beginning the opening of trading on Thursday, if otherwise permitted under this Policy.

4.Application of the Policy to Transactions in Convertible or Exchangeable Securities
or Shares Obtained Upon Conversion or Exchange

You may convert convertible or exchange exchangeable securities of MGM Companies that you own at any time permitted under the terms of such securities.

You must comply with Sections 3.4 herein if you wish to engage in a sale or other transaction with respect to such convertible or exchangeable securities and/or the securities obtained upon conversion or exchange.

Blackout Insiders and Pre-Clearance Insiders are subject to additional restrictions set forth in the Policy Supplements.

5.Post-Termination Transactions

This Policy continues to apply to your transactions in Company Securities even after you have ceased to be a director, officer or employee of an MGM Company as long as you are aware of MNPI. Neither you nor any of your Related Persons may trade Company Securities until the time at which such MNPI has become public and widely disseminated as described in Section 3.4.

Blackout Insiders and Pre-Clearance Insiders may be subject to additional restrictions on post- termination transactions as described in the Policy Supplement, as applicable.

6.Compliance Contacts and Responsibility

If you have any questions about this Policy or its application to any proposed transaction in Company Securities or the proposed adoption or change in a Rule 10b5-1 trading plan, you may contact Jessica Cunningham, Senior Vice President, Legal Counsel and Assistant Secretary, at [***].

Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions, whether by you or your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed.

7.Share Repurchases

The Board (or a committee thereof) may from time to time authorize the Company to repurchase the Company’s securities or securities of any subsidiary of the Company under such terms and conditions that the Board (or a committee thereof) may determine. Repurchase authorizations will be effected in compliance with applicable law.

8.Certification

All persons covered by this Policy have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy must certify compliance upon request of the Company.

9.Summary
The below summary of the Policy is provided for convenience purposes only and is qualified by the full text of the Policy (and with respect to Blackout Insiders and Pre-Clearance Insiders, the applicable Policy Supplement).

•Do not buy, sell, pledge or otherwise transfer Company Securities — or any securities of any other company about which you have learned MNPI in the course of working for any MGM Company — until such information has become public and been widely disseminated, and adequate time has passed.

•Do not share MNPI with others— even family members or friends.
•Blackout Insiders and Pre-Clearance Insiders must comply with the additional requirements set forth in the Policy Supplements.